EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Frederick’s of Hollywood Group Inc. Receives Notice Regarding
NYSE Amex Continued Listing Standards
- - -

New York, New York – April 20, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it has received a notice from the NYSE Amex indicating that, based on the Company’s shareholders’ deficit as reported in its Form 10-Q for the quarterly period ended January 23, 2010, the Company is not in compliance with Sections 1003(a)(i) and (ii) of the NYSE Amex Company Guide, having less than $2 million and $4 million of shareholders’ equity while sustaining losses from continuing operations and net losses in two out of its three most recent fiscal years, and net losses in three out of its four most recent fiscal years, respectively.  The Company has until May 17, 2010 to submit a plan to the NYSE Amex addressing how it intends to regain compliance with these continued listing standards by October 17, 2011.

While the Company intends to submit a compliance plan, it expects to regain compliance with the NYSE Amex continued listing standards following the completion of the transaction contemplated by the Debt Exchange and Preferred Stock Conversion Agreement between the Company and certain accounts and funds managed by and/or affiliated with Fursa Alternative Strategies LLC (“Fursa”).  As announced in February, Fursa agreed to exchange the Tranche C Debt, with an aggregate principal amount and accrued interest of approximately $14.3 million, and to convert approximately $8.8 million of Series A Preferred Stock and accrued dividends, into an aggregate of approximately $11.5 million in common stock.  The balance sheet effect of the transaction will increase the Company’s shareholders’ equity by approximately $23.1 million, thereby putting the Company in compliance with the continued listing standards.  The completion of the transaction is subject to shareholder approval, which is expected to be obtained at the Company’s shareholder meeting on May 12, 2010 and consummated shortly thereafter.

“We take the listing of our common stock on the NYSE Amex very seriously and plan to regain compliance with the exchange’s listing standards within a short period of time,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer.  “As a result of our previously announced agreement with Fursa, Frederick’s of Hollywood will increase its shareholders’ equity by approximately $23.1 million.  In addition to helping us regain compliance with the exchange’s continued listing standards, this agreement is also part of a larger total strategy that we have been implementing over the past year to strengthen our business and put us on a path towards profitability.”

The Company’s common stock continues to trade on the NYSE Amex under the symbol “FOH”, but will shortly become subject to the trading symbol extension “BC” to denote non-compliance with the NYSE Amex’s continued listing standards.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through 129 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.  Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com